Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

AND GEOLOGISTS

As independent petroleum engineers and geologists, we hereby consent to the inclusion of the information included or incorporated by reference in this Registration Statement Form S-8 with respect to the oil and gas reserves of Petrohawk Energy Corporation and KCS Energy, Inc., as of December 31, 2005, which information has been included or incorporated by reference in this Registration Statement Form S-8 in reliance upon the reports of this firm and upon the authority of this firm as experts in petroleum engineering.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Frederic D. Sewell
Frederic D. Sewell
Chairman and Chief Executive Officer

Dallas, Texas

July 17, 2006